Independent Auditors' Report
                         on Internal Accounting Control


The Board of Directors and Shareholders
AXP Market Advantage Series, Inc.:


In planning and performing our audit of the financial statements of AXP Blue Chip Advantage Fund and AXP Small Company Index Fund
(funds within AXP Market Advantage Series, Inc.), for the year ended January 31, 2000, and AXP S&P 500 Index Fund,
AXP Mid Cap Index Fund, AXP Total Stock Market Fund,
AXP International Equity Fund, and AXP Nasdaq 100 Index Fund
(funds within AXP Market Advantage Series, Inc.) for the period from October 25, 1999, to January 31, 2000 we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of AXP Market Advantage Series, Inc.
is responsible for establishing and maintaining internal control.
 In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be a material weakness as defined above.

This report is intended solely for the information and use of management, the Board of Directors of AXP Market
Advantage Series, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

KPMG LLP

Minneapolis, Minnesota
March 3, 2000